Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 for Fuer International, Inc. of our report dated June 21, 2010, relating to the consolidated balance sheets of China Golden Holdings, Ltd. as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
January 13, 2011